Exhibit 21

                         Subsidiaries of the Registrant



SafeCard Services, Incorporated.

Wright Express Corporation

National Leisure Group, Inc.

Family Protection Network, Inc.

Ideon Marketing and Services Company

SafeCard Services Insurance Company (subsidiary of SafeCard Services, Incorporated)

SafeCard Travel Services, Incorporated (subsidiary of SafeCard Services, Incorporated)

SafeCard Technologies, Inc. (subsidiary of SafeCard Services, Incorporated)

MCM Group, Ltd (subsidiary of SafeCard Services, Incorporated)

United Bank Club Association, Inc. (subsidiary of MCM Group, Ltd)

Present Value Services, Ltd (subsidiary of United Bank Club Association, Inc.)